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                                                                    EXHIBIT 8.01

                      [CHADBOURNE & PARKE LLP LETTERHEAD]



                                June 2, 2000







Meritor Automotive, Inc.
2135 West Maple Road
Troy, Michigan  48084-7186

Ladies and Gentlemen:

         We have acted as counsel to Meritor Automotive, Inc., a Delaware corporation ("Meritor"), in connection with the proposed merger (the "First Step Merger") of Meritor with and into ArvinMeritor, Inc. (formerly Mu Sub, Inc.), an Indiana corporation and a direct wholly-owned subsidiary of Meritor ("ArvinMeritor"), and the proposed merger (the "Second Step Merger" and, together with the First Step Merger, the "Merger") of Arvin Industries, Inc., an Indiana corporation ("Arvin"), with and into ArvinMeritor, each step of the Merger pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of April 6, 2000, by and among Meritor, ArvinMeritor and Arvin. At your request, in connection with the Registration Statement on Form S-4 of ArvinMeritor filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

         For purposes of the opinion set forth below, we have relied, with the consent of Meritor and ArvinMeritor and the consent of Arvin, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Meritor and ArvinMeritor and of Arvin dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the First Effective Time and the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement-prospectus included therein (the "Joint Proxy Statement-Prospectus").

         We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition stated therein and material to this opinion will be waived by any party), (ii) the First Step Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Indiana, (iii) the Second Step Merger will qualify as a statutory merger under the applicable laws of the State of Indiana and (iv) the
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Meritor Automotive, Inc.               -2-                        June 2, 2000


Merger will be reported by Meritor, ArvinMeritor and Arvin on their respective federal income tax returns in a manner consistent with the opinion set forth below.

         Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that each of the First Step Merger and the Second Step Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to us under the caption "THE MERGER--Material U.S. Federal Income Tax Consequences" and elsewhere in the Joint Proxy Statement-Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. In addition, no opinion is expressed as to the United States federal income tax consequences of the Merger applicable to Meritor stockholders and Arvin stockholders subject to special treatment under United States federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Meritor common stock or Arvin common stock as part of a "hedge", "straddle", "conversion" or "constructive sale" transaction.

         We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.


                                       Very truly yours,

                                       /s/ Chadbourne & Parke LLP